Dilip R. Limaye

December 21, 2020

Charles Szoradi
CEO
Independence LED, LLC
22 Waterloo Avenue
Berwyn, PA

Subject – Sale of Note

Dear Mr. Szoradi:

I hereby confirm that, by transferring 450,000 shares of Series B Preferred Shares of FOMO CORP., Charles Szoradi is purchasing the obligations for payment of principal, interest and penalties under the Note between Independence LED and Dilip Limaye, dated May 15, 2019. Szoradi will subsequently be owed all amounts under the note previously due to Dilip Limaye.

I have instructed my attorney to remove the confession of Judgment against Independence LED Lighting, LLC as part of the sale of the Note

The original Note document and related Security and Pledge Agreement are being returned to you for your files.

Thank you.

Sincerely

Dilip R. Limaye

209 Excalibur Drive, Newtown Square, PA 19073-4413
Phone: +1-610-213-9063 • Mobile - +1-610-213-9063 • Fax: +1-484-872-1448